UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 _____________

                                  FORM 8-A/A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                       HAYES LEMMERZ INTERNATIONAL, INC.
            (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                      32-0072578
(State of Incorporation or Organization)   (I.R.S. Employer Identification No.)

15300 Centennial Drive; Northville, MI                    48167
(Address of Principal Executive Offices)                 (Zip Code)


If this form relates to the registration      If this form relates to the
of a class of securities pursuant to          registration of a class of
Section 12(b) of the Exchange Act and         securities pursuant to
is effective pursuant to General              Section 12(g) of the Exchange
Instruction A.(c), please  check              Act and is effective pursuant to
the following box. [ ]                        General Instruction A.(d),
                                              please check the following
                                              box. |X|


Securities Act registration statement file number to which this form relates:
N/A


Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                   Name of Each Exchange on Which
        to be so Registered                   Each Class is to be Registered
        -------------------                   ------------------------------

             N/A                                         N/A


Securities to be registered pursuant to Section 12(g) of the Act:

                                 Common Stock
                               (Title of Class)


Item 1.  Description of Registrant's Securities to be Registered.

         On June 3, 2003 (the "Effective Date"), Hayes Lemmerz International, Inc., a Delaware corporation ("Old Hayes") emerged from Chapter 11 proceedings pursuant to the Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors in Possession, filed with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on April 9, 2003 (the "Plan"), which was confirmed by the Bankruptcy Court on May 12, 2003. The Plan is incorporated by reference as Exhibit 2.1 hereto, and the order confirming the Plan is incorporated by reference as Exhibit 2.2 hereto.

         Pursuant to the Plan, Old Hayes caused the formation of (i) a new holding company, HLI Holding Company, Inc., a Delaware corporation ("HoldCo"),
(ii) HLI Parent Company, Inc., a Delaware corporation and a wholly owned subsidiary of HoldCo ("ParentCo"), and (iii) HLI Operating Company, Inc, a Delaware corporation and a wholly owned subsidiary of ParentCo ("HLI"). On the Effective Date, (i) HoldCo was renamed Hayes Lemmerz International, Inc. ("New Hayes" or the "Company"), (ii) New Hayes contributed 30,0000,000 shares of its common stock, par value $.01 per share (the "Common Stock"), to ParentCo, which in turn contributed such shares to HLI and (iii) Old Hayes was merged with and into HLI (the "Merger"), with HLI continuing as the surviving corporation. As a result of the Merger, HLI acquired substantially all of the assets of Old Hayes.

         Pursuant to the Plan and as a result of the Merger, all of the issued and outstanding shares of common stock, par value $.01 per share, of Old Hayes (the "Old Common Stock"), and any other outstanding equity securities of Old Hayes, were cancelled. Promptly following the Merger, the 30,000,000 shares of Common Stock were distributed by HLI to certain holders of allowed claims under the terms of the Plan.

         The following description of the Common Stock and certain provisions of the Company's Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws") is a summary and is qualified in its entirety by the Certificate of Incorporation and By-Laws of the Company, which are filed as Exhibits 3.1 and 3.3 hereto, and incorporated herein by reference.

         Pursuant to the Certificate of Incorporation, the total number of shares of stock which the Company shall have authority to issue is 101,000,000, consisting of (i) 100,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 1,000,000 shares of preferred stock (the "Preferred Stock"), par value $0.01 per share. The Certificate of Incorporation provides that the Company shall not issue any nonvoting equity securities to the extent prohibited by Section 1123 of the Bankruptcy Reform Act of 1978, as amended (the "Bankruptcy Code") for so long as such Section is in effect and applicable to the Company.

Description of Common Stock

         Subject to the rights of the holders of Preferred Stock and any other provisions of the Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor.

         In the event of a liquidation, dissolution, winding up of, or any dissolution of the assets of the Company, the holders of the Common Stock are entitled to receive the assets and funds of the Company legally available for distribution, in proportion to the number of shares held by them, respectively.

         Holders of shares of Common Stock have no preemptive rights, subscription rights or conversion rights. The shares of Common Stock are not subject to sinking fund provisions or redemption. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and nonassessable. The issuance of Common Stock under the Plan is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 1145 of the Bankruptcy Code and any subsequent transactions in the Common Stock so issued are exempt from registration under the Securities Act unless the holder is deemed an "underwriter" under Section 1145(b) of the Bankruptcy Code.

         Each holder of shares of Common Stock is entitled to cast one (1) vote in person or by proxy for each share owned of record at every meeting of stockholders on all matters submitted to a vote of stockholders of the Company, including the election of directors. Such right to vote shall be subject to the right of the board of directors of the Company (the "Board of Directors") to fix a record date for voting stockholders.

         The Board of Directors is divided into three classes, with the classes as nearly equal in number as possible. Initially, approximately one-third of the directors will serve a one-year term, approximately one-third of the directors will serve a two-year term, and approximately one-third of the directors will serve a three-year term. Thereafter, the term of each class of directors will be three years, with the term of one class expiring each year in rotation. Holders of shares of Common Stock do not have cumulative voting rights.

Description of Certain Provisions of the Certificate of Incorporation and By-Laws

         Written Consent of Stockholders. The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company. The Certificate of Incorporation specifically denies the ability of the stockholders to consent in writing to the taking of any action.

         Special Meeting of Stockholders. The Certificate of Incorporation and By-Laws permit a special meeting of stockholders to be called (i) by the chairman of the Board of Directors, if there be one, (ii) the President, (iii) the Board of Directors or (iv) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings. The Certificate of Incorporation specifically denies the ability of the stockholders to call a special meeting of stockholders.

         Amendment of By-Laws. Pursuant to the Certificate of Incorporation and By-Laws, subject to the provisions of any resolution of directors creating any series of Preferred Stock, the By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of the stockholders or the Board of Directors, as the case may be. All such alterations, amendments, or repeals must be approved by an affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office, except that amendments to certain provisions, as enumerated in the By-Laws, require the affirmative vote of holders of at least eighty percent (80%) of the outstanding shares of capital stock entitled to vote thereon.

         Amendment of Certificate of Incorporation. Pursuant to the Certificate of Incorporation, the Company reserves the right to amend, alter, change or repeal any provision of the Certificate of Incorporation in the manner prescribed by statute, and all rights conferred upon stockholders therein are granted subject to this reservation.

Item 2.  Exhibits.

2.1 Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and
         Debtors-in-Possession (filed as Exhibit 2.1 to Hayes Lemmerz International, Inc.'s Current Report on Form 8-K dated May 12, 2003, and incorporated herein by reference).

2.2 Revised Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C.ss.ss.1129(a) and (b) and Fed. R. Bankr. P. 3020 Confirming Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors-in-Possession, dated April 9, 2003, as further modified (Filed as Exhibit 99.3 to Hayes Lemmerz International, Inc.'s Current Report on Form 8-K dated May 12, 2003, and incorporated herein by reference).

3.1 Certificate of Incorporation of HLI Holding Company, Inc., effective as of May 6, 2003.

3.2 Amendment to the Certificate of Incorporation of HLI Holding Company, Inc., effective as of June 3, 2003.

3.3 By-Laws of Hayes Lemmerz International, Inc. (formerly known as HLI Holding Company, Inc.), effective as of May 30, 2003.


                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, this 3rd day of June, 2003.


                                        HAYES LEMMERZ INTERNATIONAL, INC.


                                        By: /s/ Patrick C. Cauley
                                            ------------------------------
                                        Name:   Patrick C. Cauley
                                        Title:  General Counsel and Secretary

                                 EXHIBIT INDEX

2.1 Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and
         Debtors-in-Possession (filed as Exhibit 2.1 to Hayes Lemmerz International, Inc.'s Current Report on Form 8-K dated May 12, 2003, and incorporated herein by reference).

2.2 Revised Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C.ss.ss.1129(a) and (b) and Fed. R. Bankr. P. 3020 Confirming Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors-in-Possession, dated April 9, 2003, as further modified (filed as Exhibit 99.3 to Hayes Lemmerz International, Inc.'s Current Report on Form 8-K dated May 12, 2003, and incorporated herein by reference).

3.1 Certificate of Incorporation of HLI Holding Company, Inc., effective as of May 6, 2003.

3.2 Amendment to the Certificate of Incorporation of HLI Holding Company, Inc., effective as of June 3, 2003.

3.3 By-Laws of Hayes Lemmerz International, Inc. (formerly known as HLI Holding Company, Inc.), effective as of May 30, 2003.